EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-137470 and 333-51043 on Form S-3 and Registration Statement Nos. 333-05951, 333-45729, 333-60231, 333-60233, 333-30154, 333-59644, 333-72228, 333-86902, 333-101920, 333-111330, and 333-128255 on Form S-8 of our reports dated March 16, 2007, relating to the financial statements of JDA Software Group, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of JDA Software Group, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 16, 2007